Exhibit 99.1

Devon Energy Corporation 333 West Sheridan Avenue Oklahoma City, OK 73102-5015

Devon Energy Reports Second-Quarter 2023 Results and Declares Quarterly Dividend

OKLAHOMA CITY – August 1, 2023 – Devon Energy Corp. (NYSE: DVN) today reported financial and operational results for the second-quarter 2023. Supplemental financial tables and forward-looking guidance are available on the company’s website at www.devonenergy.com.

KEY FINANCIAL AND OPERATIONAL HIGHLIGHTS

•	Oil production reached an all-time high of 323,000 barrels per day in the second quarter

•	Wolfcamp B appraisal success enhances resource quality in Delaware Basin

•	Declared fixed-plus-variable dividend payout of $0.49 per share based on second quarter results

•	Share-repurchase program retired 3.8 million shares at a total cost of $200 million in the second quarter

•	Balance sheet improved with the retirement of $242 million of debt

•	Delaware Basin completion activity positions Devon for oil volume growth in the third quarter

CEO PERSPECTIVE

“Devon’s second-quarter performance once again demonstrated the quality of our asset portfolio, the execution capabilities of our team and the financial benefits of our disciplined capital plan,” said Rick Muncrief, president and CEO.

“One of our key accomplishments was the record-setting oil production we delivered, which was supported by strong well productivity in the Delaware Basin, as well as efficiency gains that compressed project cycle times. These efficiencies allowed us to bring forward activity ahead of plan and build operational momentum as we head into the second half of the year.

“We also took important steps to strengthen our resource base with highly commercial appraisal results in the Wolfcamp B and a successful redevelopment spacing test in the Eagle Ford. These positive results reinforce our confidence in the resource upside potential that exists across our portfolio.

“On the financial front, our disciplined reinvestment rates allowed us to generate free cash flow for the 12th consecutive quarter, and we returned $690 million of capital to shareholders through a combination of dividends and share repurchases.

“As I look ahead, the trajectory of our business also sets us up for a strong outlook in 2024. With current market dynamics, we plan to maintain steady activity levels to optimize returns and allow for the benefits of any service cost deflation to accrue to our shareholders in the form of higher free cash flow generation and higher cash returns,” Muncrief commented.

FINANCIAL RESULTS

Devon reported net earnings of $690 million, or $1.07 per diluted share, in the second quarter of 2023. Adjusting for items analysts typically exclude from estimates, the company’s core earnings were $755 million, or $1.18 per diluted share.

Devon’s operating cash flow totaled $1.4 billion in the second quarter. This level of cash flow funded all the company’s capital requirements and resulted in $326 million of free cash flow for the quarter.

At the end of the second quarter, the company had a cash balance of $488 million and an undrawn credit facility of $3 billion. Outstanding debt totaled $6.4 billion and the company’s net debt-to-EBITDAX ratio was 0.7 times. Subsequent to quarter-end, Devon retired $242 million of outstanding debt upon maturity.

RETURN OF CAPITAL

Based on the second-quarter financial performance, Devon declared a fixed-plus-variable dividend of $0.49 per share. The dividend is payable on September 29, 2023, to shareholders of record at the close of business on September 15, 2023.

The company also returned capital to shareholders through the execution of its share-repurchase program. In the second quarter, Devon repurchased 3.8 million shares at a total cost of $200 million. Since program inception in late 2021, the company has repurchased 39.6 million shares, at a total cost of $2.1 billion.

OPERATING RESULTS

Oil production averaged 323,000 barrels per day in the second quarter, an increase of 8 percent from the year-ago period. This record-setting oil volume performance was driven by the company’s Delaware Basin asset and accretive bolt-on acquisitions that closed in second half of last year. Total production averaged 662,000 oil-equivalent barrels (Boe) per day for the quarter.

Devon’s upstream program for the second quarter averaged 25 operated drilling rigs and 131 gross operated wells were placed online. Total upstream capital spending was $958 million in the second quarter. Midstream, carbon and corporate capital totaled $60 million in the quarter.

The company’s operating costs, which consists of production expenses, general and administrative (G&A) expenses and financing costs, totaled $14.75 per oil-equivalent barrel (Boe), a 6 percent improvement compared to the 2022 average. The improvement in per-unit costs resulted from a reduction in production taxes, financing expense and administrative costs.

ASSET-LEVEL DETAILS

Delaware Basin: Production averaged 420,000 Boe per day (50 percent oil). Devon operated 16 rigs and 4 completion crews in the quarter, resulting in 76 gross wells placed online, an increase of 81 percent from the previous quarter. The increase in wells placed online during the quarter was driven by timing of activity associated with a temporary fourth completion crew that was contracted for the first half of the year, as well as efficiency gains that compressed project cycle times.

The company’s capital program was diversified across target intervals within the Avalon, Bone Spring and Wolfcamp formations. Activity was highlighted by the Mule development in Eddy County that successfully co-developed multiple zones in the Wolfcamp B, with recoveries estimated to surpass 2 million BOE per well. These highly commercial results de-risk and enhance the economic expectations on approximately 100 Wolfcamp B locations across our acreage position in the area.

In 2023, Devon plans to bring online more than 230 new wells across its Delaware Basin acreage, representing greater than 60 percent of the company’s total capital activity for the year.

Eagle Ford: Production averaged 74,000 Boe per day (60 percent oil), a 9 percent increase from the previous quarter. The volume growth was driven by 29 gross wells placed online balanced between high-impact development opportunities and redevelopment appraisal activity that tested up to 30 wells per section. In 2023, Devon plans to run 3 rigs and bring online more than 90 wells and up to 10 refracs across its 82,000 net acre position.

Williston Basin: Production averaged 56,000 Boe per day (66 percent oil), a 5 percent increase from the previous quarter. The volume growth was driven by the combination of 8 gross wells placed online and improvements achieved in base production performance across the company’s 123,000 net acres in the basin. Devon plans to bring online nearly 40 gross wells in 2023.

Powder River Basin: Production averaged 19,000 Boe per day (72 percent oil). Activity in the quarter was highlighted by the drilling of 3 Niobrara wells, with initial production from this appraisal activity expected by year end. In 2023, Devon plans to drill up to 15 wells across its 300,000 net acre position.

Anadarko Basin: Production averaged 89,000 Boe per day, a 10 percent increase from the previous quarter. The volume growth was driven by 16 gross wells placed online that were funded by a drilling carry from the company’s joint venture with Dow. Devon expects to operate a 3-rig program for the remainder of the year and spud approximately 40 wells in 2023.

2023 OUTLOOK

For the full-year 2023, Devon expects to sustain production in the range of 643,000 to 663,000 Boe per day. Total capital investment for the year is expected to range from $3.6 billion to $3.8 billion. These capital requirements in 2023 are estimated to be self-funded at pricing levels as low as a $40 WTI oil price.

The company expects to place online around 90 gross wells in the third quarter, with capital spending expected to approximate $900 million. The decline in capital spending is driven by the drop of a temporary frac crew in the Delaware Basin and efficiency gains that accelerated completion activity into the first half of the year. This level of activity is expected to drive oil production to a range of 322,000 to 330,000 barrels per day in the third quarter.

Additional details of Devon’s forward-looking guidance for the upcoming third quarter and full-year 2023 are available on the company’s website at www.devonenergy.com.

CONFERENCE CALL WEBCAST AND SUPPLEMENTAL EARNINGS MATERIALS

Also provided with today’s release is the company’s detailed earnings presentation that is available on the company’s website at www.devonenergy.com. The company’s second-quarter conference call will be held at 10:00 a.m. Central (11:00 a.m. Eastern) on Wednesday, August 2, 2023, and will serve primarily as a forum for analyst and investor questions and answers.

ABOUT DEVON ENERGY

Devon Energy is a leading oil and gas producer in the U.S. with a premier multi-basin portfolio headlined by a world-class acreage position in the Delaware Basin. Devon’s disciplined cash-return business model is designed to achieve strong returns, generate free cash flow and return capital to shareholders, while focusing on safe and sustainable operations. For more information, please visit www.devonenergy.com.

Investor Contacts	Media Contact
Scott Coody, 405-552-4735 Chris Carr, 405-228-2496	Brenda Anthony, 405-228-2812

NON-GAAP DISCLOSURES

This press release includes non-GAAP (generally accepted accounting principles) financial measures. Such non-GAAP measures are not alternatives to GAAP measures, and you should not consider these non-GAAP measures in isolation or as a substitute for analysis of results as reported under GAAP. Reconciliations of these non-GAAP measures and other disclosures are provided within the supplemental financial tables that are available on the company’s website and in the related Form 10-Q filed with the Securities and Exchange Commission (the “SEC”).

FORWARD LOOKING STATEMENTS

This press release includes “forward-looking statements” within the meaning of the federal securities laws. Such statements include those concerning strategic plans, our expectations and objectives for future operations, as well as other future events or conditions, and are often identified by use of the words and phrases “expects,” “believes,” “will,” “would,” “could,” “continue,” “may,” “aims,” “likely to be,” “intends,” “forecasts,” “projections,” “estimates,” “plans,” “expectations,” “targets,” “opportunities,” “potential,” “anticipates,” “outlook” and other similar terminology. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Devon expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control. Consequently, actual future results could differ materially and adversely from our expectations due to a number of factors, including, but not limited to: the volatility of oil, gas and NGL prices; uncertainties inherent in estimating oil, gas and NGL reserves; the extent to which we are successful in acquiring and discovering additional reserves; the uncertainties, costs and risks involved in our operations; risks related to our hedging activities; our limited control over third parties who operate some of our oil and gas properties; midstream capacity constraints and potential interruptions in production, including from limits to the build out of midstream infrastructure; competition for assets, materials, people and capital; regulatory restrictions, compliance costs and other risks relating to governmental regulation, including with respect to federal lands, environmental matters and seismicity; risks related to regulatory, social and market efforts to address climate change; governmental interventions in energy markets; risks relating to the COVID-19 pandemic or other future pandemics; counterparty credit risks; risks relating to our indebtedness; cyberattack risks; the extent to which insurance covers any losses we may experience; risks related to stockholder activism; our ability to successfully complete mergers, acquisitions and divestitures; our ability to pay dividends and make share repurchases; and any of the other risks and uncertainties discussed in Devon’s 2022 Annual Report on Form 10-K (the “2022 Form 10-K”) or other filings with the SEC.

The forward-looking statements included in this press release speak only as of the date of this press release, represent management’s current reasonable expectations as of the date of this press release and are subject to the risks and uncertainties identified above as well as those described elsewhere in the 2022 Form 10-K and in other documents we file from time to time with the SEC. We cannot guarantee the accuracy of our forward-looking statements, and readers are urged to carefully review and consider the various disclosures made in the 2022 Form 10-K and in other documents we file from time to time with the SEC. All subsequent written and oral forward-looking statements attributable to Devon, or persons acting on its behalf, are expressly qualified in their entirety by the cautionary statements above. We do not undertake, and expressly disclaim, any duty to update or revise our forward-looking statements based on new information, future events or otherwise.

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